Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements (No. 333-140286) on Form S-3 and (No. 333-23689, No. 333-32007, No. 333-70781, No. 333-123984, No. 333-150778, and No. 333-172289) on Form S-8 of Revolution Lighting Technologies, Inc. of our report dated March 22, 2013, with respect to the balance sheets of Seesmart Technologies, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, which report appears in the Form 8-K/A of Revolution Lighting Technologies, Inc. dated March 22, 2013. Our report dated March 22, 2013, states that as discussed in Note 1, on December 20, 2012 Seesmart Technologies, Inc. was acquired by Revolution Lighting Technologies, Inc.

/s/ KPMG LLP

Los Angeles, California

March 22, 2013